CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of Oppenheimer Emerging Markets Ultra Dividend Revenue ETF and Oppenheimer International Ultra Dividend Revenue ETF, each a series of Oppenheimer ETF Trust, under the headings “Counsel and Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

Cohen & Company, Ltd.

Cleveland, Ohio

July 27, 2018